UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 17, 2007

NeoMagic Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 988-7020
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 17, 2007, NeoMagic Corporation (the “Company”) notified the Nasdaq Global Market that the Company was not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not yet filed its Quarterly Report on Form 10-Q for its quarter ended July 29, 2007. Therefore, the Company’s securities are subject to potential delisting.

The Registrant currently anticipates requesting from the Nasdaq Global Market an extension of time to file its Quarterly Report on Form 10-Q for its quarter ended July 29, 2007, and a delay in any action to delist the Company’s common stock. This anticipated request is due in part to delays arising from a review initiated by the Company’s Audit Committee relating to the terms of the Company’s agreements with its customers and the timing of revenue recognition. It is currently expected that the review will be completed within three weeks.

Item 8.01. Other Events.

On September 17, 2007, the Company announced that it would postpone the filing of its Quarterly Report on Form 10-Q for the quarter ended July 29, 2007 until completion of a review initiated by the Company’s Audit Committee relating to the terms of the Company’s agreements with its customers and the timing of revenue recognition. It is currently expected that the review will be completed within three weeks.

The information contained in Exhibit 99.1 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated September 17, 2007, announcing the postponement of the filing of NeoMagic Corporation’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation

Date: September 17, 2007	/s/ Steven P. Berry
Steven P. Berry Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 17, 2007, announcing the postponement of the filing of NeoMagic Corporation’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2007.